Exhibit 99.4
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
     On December 1, 2009, Express Scripts, Inc. (“Express Scripts”) completed its acquisition of the Pharmacy Benefit Management Business (the “PBM business”) of WellPoint, Inc. (“WellPoint”) which is comprised of all the shares and equity interests of NextRx, Inc., NextRx Services, Inc., and NextRx, LLC (collectively, “NextRx”). As a result of the acquisition, the NextRx entities became wholly owned subsidiaries of Express Scripts. The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2008 and the nine months ended September 30, 2009 give effect to the acquisition of the PBM business (the “acquisition”) and related financing transactions, including the common stock and Senior Notes issuances which were completed in June 2009 (collectively, the “transactions”) as if they had occurred on the first day of the earliest period presented. The unaudited pro forma condensed combined balance sheet as of September 30, 2009 gives effect to the acquisition as if it had occurred on September 30, 2009.
     The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma financial information for illustrative purposes necessary to comply with the requirements of the SEC. The actual results reported in periods following the transactions may differ significantly from that reflected in these pro forma financial statements for a number of reasons, including but not limited to, differences between the assumptions used to prepare these pro forma financial statements and actual amounts, cost savings from operating efficiencies, differences resulting from the 10-year contract with WellPoint under which we will provide PBM services to WellPoint and its designated affiliates (the “PBM agreement”), potential synergies, and the impact of the incremental costs incurred in integrating the PBM business. In addition, no adjustments have been made related to the transition services agreement. As a result, the pro forma information does not purport to be indicative of what the financial condition or results of operations would have been had the transactions been completed on the applicable dates of this pro forma financial information. The pro forma financial statements are based upon the historical financial statements of Express Scripts and the PBM business and do not purport to project the future financial condition and results of operations after giving effect to the transactions.
     We entered into a transition services agreement with WellPoint upon close of the acquisition, pursuant to which WellPoint will provide certain services, such as information technology services, human resources services, existing procurement vendor services, finance services, real estate services and print mail services (and including services provided by third parties) to us in order to facilitate the transactions contemplated by the acquisition agreement and the migration of the PBM business from WellPoint to us in accordance with the PBM agreement. We believe that the costs associated with the transition services agreement will not be materially different from the costs of the administrative services that WellPoint currently provides to the PBM business which are included within the PBM business’ historical financial statements. As such, no pro forma adjustment has been made for the transition services agreement.
     No pro forma adjustments have been included with respect to the new PBM agreement. We do not believe appropriate assumptions could be made to estimate an accurate pro forma adjustment for the new PBM agreement. We will have new pricing agreements with WellPoint, the supply chain contracts will be different and we expect to achieve substantial economies of scale. Accordingly, we would expect that had the PBM agreement been in effect during the periods presented, our pro forma operating income would have been higher than that reflected in the pro forma financial statements.
     The pro forma adjustments and related assumptions are described in the accompanying notes presented on the following pages. The pro forma adjustments are based on assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed of the PBM business based on preliminary estimates of fair value. The final purchase price allocation will differ from that reflected in the pro forma financial statements after final valuation procedures are performed and amounts are finalized as soon as practicable following the acquisition date.
     In addition, the unaudited pro forma condensed combined financial information does not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result from the acquisition or the new PBM agreement.
     The following unaudited pro forma condensed combined financial information is derived from the historical financial statements of Express Scripts and the PBM business and has been prepared to illustrate the effects of the acquisition of the PBM business by Express Scripts including the related financing cost. The pro forma financial information should be read in conjunction with the historical financial statements and the accompanying notes of Express Scripts included in the Current Report on Form 8-K filed with the SEC on June 2, 2009, the Quarterly Report on Form 10-Q of Express Scripts for the quarter ended September 30, 2009, filed with the SEC on October 28, 2009 and the combined financial statements of the PBM business in this Form 8-K as Exhibit 99.2 and Exhibit 99.3.

Unaudited Pro Forma Condensed Combined Balance Sheet
September 30, 2009

	Express	PBM	Pro Forma		Pro Forma
(in millions)	Scripts	Business	Adjustments		Combined
Assets
Current assets:
Cash and cash equivalents	$3,942.4	$2.4	$(3,525.3)	(A)	$419.5
Restricted cash and investments	8.1	—	—		8.1
Short-term investments	1,202.7	—	(1,199.7)	(A)	3.0
Receivables, net	1,249.8	883.3	—		2,133.1
Related party receivable	—	600.2	502.3	(E)	1,102.5
Inventories	184.2	61.4	—		245.6
Deferred taxes	126.2	12.6	(12.6)	(B)	126.2
Prepaid expenses and other current assets	29.6	1.4	—		31.0

Total current assets	6,743.0	1,561.3	(4,235.3)		4,069.0
Property and equipment, net	265.7	56.7	(14.7)	(C)	307.7
Goodwill	2,870.3	165.1	2,321.5	(D)	5,356.9
Other intangible assets, net	317.2	123.6	1,461.4	(D)	1,902.2
Other assets	32.9	0.4	—		33.3

Total assets	$10,229.1	$1,907.1	$(467.1)		$11,669.1

Liabilities and stockholders’ equity
Current liabilities:
Claims and rebates payable	$1,400.9	$950.4	$502.3	(E)	$2,853.6
Accounts payable	585.1	—	—		585.1
Accrued expenses	524.2	39.1	(5.3)	(B)	558.0
Current maturities of long-term debt	540.1	—	—		540.1
Current liabilities of discontinued operations	5.6	—	—		5.6

Total current liabilities	3,055.9	989.5	497.0		4,542.4
Long-term debt	3,472.2	—	—		3,472.2
Other liabilities	393.5	58.4	(54.9)	(B)	397.0

Total liabilities	6,921.6	1,047.9	442.1		8,411.6

Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	3.5	—	—		3.5
Additional paid-in capital	2,244.0	—	—		2,244.0
Accumulated other comprehensive income	14.2	—	—		14.2
Retained earnings	3,965.3	859.2	(909.2)	(F)	3,915.3

	6,227.0	859.2	(909.2)		6,177.0

Common stock in treasury at cost	(2,919.5)	—	—		(2,919.5)

Total stockholders’ equity	3,307.5	859.2	(909.2)		3,257.5

Total liabilities and stockholders’ equity	$10,229.1	$1,907.1	$(467.1)		$11,669.1

See accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Fiscal Year Ended December 31, 2008

	Express	PBM	Pro Forma		Pro Forma
(in millions, except per share data)	Scripts	Business	Adjustments		Combined
Revenues	$21,978.0	$17,178.1	$(1,368.0)	(G)	$37,788.1
Cost of revenues	19,937.1	16,408.1	(1,177.5)	(H)	35,167.7

Gross profit	2,040.9	770.0	(190.5)		2,620.4
Selling, general and administrative	760.4	417.8	(76.9)	(I)	1,101.3

Operating income	1,280.5	352.2	(113.6)		1,519.1

Other (expense) income:
Non-operating charges, net	(2.0)	—	—		(2.0)
Undistributed loss from joint venture	(0.3)	—	—		(0.3)
Interest income	13.0	—	1.3	(G)	14.3
Interest expense	(77.6)	—	(155.4)	(J)	(233.0)

	(66.9)	—	(154.1)		(221.0)

Income before income taxes	1,213.6	352.2	(267.7)		1,298.1
Provision for income taxes	434.0	124.9	(92.9)	(K)	466.0

Net income from continuing operations	$779.6	$227.3	$(174.8)		$832.1

Weighted average number of common shares outstanding during the period:
Basic:	248.9	—	26.5	(L)	275.4
Diluted:	251.8	—	26.5	(L)	278.3

Basic earnings per share from continuing operations:	$3.13	$—	$—		$3.02

Diluted earnings per share from continuing operations:	$3.10	$—	$—		$2.99
See accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2009

	Express	PBM	Pro Forma		Pro Forma
(in millions, except per share data)	Scripts	Business	Adjustments		Combined
Revenues	$16,545.5	$12,995.5	$(1,256.2)	(G)	$28,284.8
Cost of revenues	14,804.8	12,315.5	(1,112.4)	(H)	26,007.9

Gross profit	1,740.7	680.0	(143.8)		2,276.9
Selling, general and administrative	646.7	341.8	(83.7)	(I)	904.8

Operating income	1,094.0	338.2	(60.1)		1,372.1

Other (expense) income:
Interest income	4.1	—	0.2	(G)	4.3
Interest expense	(142.7)	—	(11.4)	(J)	(154.1)

	(138.6)	—	(11.2)		(149.8)

Income before income taxes	955.4	338.2	(71.3)		1,222.3
Provision for income taxes	351.8	118.2	(19.0)	(K)	451.0

Net income from continuing operations	$603.6	$220.0	$(52.3)		$771.3

Weighted average number of common shares outstanding during the period:
Basic:	259.7	—	14.6	(L)	274.3
Diluted:	262.1	—	14.6	(L)	276.7

Basic earnings per share from continuing operations:	$2.32	$—	$—		$2.81

Diluted earnings per share from continuing operations:	$2.30	$—	$—		$2.79
See accompanying notes to the unaudited pro forma condensed combined financial statements

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
Note 1 — Description of Transaction
     On December 1, 2009, pursuant to the Stock and Interest Purchase Agreement (the “acquisition agreement”) dated April 8, 2009 with WellPoint, Express Scripts acquired the PBM business of WellPoint, including all of the shares and equity interests of three WellPoint subsidiaries, NextRx, Inc., NextRx Services, Inc., and NextRx, LLC (collectively, “NextRx”) for consideration of $4.675 billion. The total consideration was paid in cash.
     At the closing, we entered into a 10-year PBM agreement with WellPoint. Under the terms of the PBM agreement, we will provide PBM services to WellPoint and its designated affiliates, including pharmacy network contracting, pharmacy claims processing, home delivery, and formulary and rebate administration for group or individual benefit plans issued or administered by WellPoint, including Medicare Part D Plans. With limited exceptions, we will be the exclusive provider of PBM services for WellPoint and its affiliated plans. Individuals covered under benefit plans issued or administered by WellPoint will obtain prescription medications through our contracted network of retail pharmacies and through our wholly owned home delivery pharmacies. We are required to maintain a network of pharmacies of sufficient size to meet the needs of such covered individuals. We will process claims pursuant to our standard practices based on WellPoint’s formulary and benefit designs, and we will administer the rebate program through our standard proprietary rebate processes.
     The PBM business provides services to members of WellPoint’s 14 wholly owned health plans and certain external health plans sponsors. The PBM business’ service offerings include claims adjudication, reporting, retail network management, rebate and formulary management, medication therapy management, quality assurance, drug utilization review, specialty pharmacy management and home delivery services.
     Express Scripts and WellPoint have agreed to make an election under Section 338(h)(10) of the Internal Revenue Code with respect to the acquisition of NextRx, Inc. and NextRx Services, Inc., which together with the acquisition of NextRx, LLC, will provide cash savings over a 15 year period. We estimate the net present value of these savings to us to be between $800 million and $1.2 billion depending upon the discount factor and tax rate assumed.
Note 2 — Basis of Presentation
     The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting under existing U.S. GAAP standards and are based on our historical consolidated financial statements and financial statements of the PBM business for the fiscal year ended December 31, 2008 and as of and for the nine months ended September 30, 2009.
     The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2008 and for the nine months ended September 30, 2009 give effect to the acquisition and the related debt financing and equity issuance as if they had occurred on the first day of the earliest period presented. The unaudited pro forma condensed combined balance sheet as of September 30, 2009 gives effect to the acquisition as if it had occurred on September 30, 2009.
     The acquisition method of accounting under existing U.S. GAAP standards requires, among other things, that all assets acquired and most liabilities assumed be recognized at their fair values as of the acquisition date. The transaction fees for the acquisition, which include interest expense for fees related to the committed credit facility, are expensed as incurred and are estimated to be $127 million, of which Express Scripts has incurred approximately $77 million in the nine months ended September 30, 2009. The transaction fees have been excluded from the unaudited pro forma condensed combined statement of operations as they are non-recurring and are reflected as a reduction to cash and retained earnings on the unaudited pro forma condensed combined balance sheet.
     Fair value is defined under existing U.S. GAAP standards as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, we may be required to record assets that we do not intend to use or sell (defensive assets) and/or to value assets at fair value measurements that do not reflect our intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

     The assumptions and related pro forma adjustments described below have been developed based on assumptions and adjustments, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from WellPoint based on preliminary estimates of fair value. The final purchase price allocation will differ from that reflected in the pro forma financial statements after final valuation procedures are performed and amounts are finalized.
     The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what our actual consolidated results of operations or consolidated financial position would have been had the acquisition occurred on the dates assumed, nor are they necessarily indicative of our future consolidated results of operations or financial position.
     The unaudited pro forma condensed combined financial statements do not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result from the acquisition or any adjustment for the new PBM agreement.
Note 3 — Preliminary Purchase Price Allocation
     The purchase price of $4.675 billion, subject to a working capital adjustment, was paid in cash to WellPoint at close of the acquisition. The pro forma purchase price allocation below has been developed based on preliminary estimates of fair value using the historical financial statements of the PBM business as of September 30, 2009. In addition, the allocation of the purchase price to acquired intangible assets is based on preliminary fair value estimates and subject to the final management analyses, with the assistance of valuation advisors. The intangible assets are comprised of customer contracts and relationships with useful lives of 10 and 15 years, which are consistent with the estimated benefit periods. The residual amount of the purchase price after preliminary allocation to identifiable intangibles has been allocated to goodwill. The actual amounts recorded using acquisition date assets and liabilities may differ materially from the pro forma amounts presented as follows (in millions):

Tangible assets acquired:
Current assets	$1,548.7
Property and equipment, net (See Note 4(C))	42.0
Other non-current assets	0.4

Total tangible assets acquired	1,591.1
Value assigned to identifiable intangible assets acquired	1,585.0
Liabilities assumed	(987.7)

Total assets acquired in excess of liabilities assumed	2,188.4

Goodwill	2,486.6

Total purchase price	$4,675.0

     Tangible assets acquired, as used in the calculation above, excludes the PBM business’ deferred tax assets prior to the acquisition but includes related party receivables because the related party receivables were paid in accordance with the acquisition agreement. Liabilities assumed, as used in the calculation above, primarily includes rebates and claims payable and excludes the PBM business’ income taxes payable to WellPoint and deferred tax liabilities as these will not be paid in accordance with the acquisition agreement.
     We have determined that goodwill and intangible assets arising from the acquisition will be deductible for tax purposes. Express Scripts and WellPoint have agreed to make an election under Section 338(h)(10) of the Internal Revenue Code with respect to the acquisition of NextRx, Inc. and NextRx Services, Inc., which together with the acquisition of NextRx, LLC, will provide cash savings over a 15 year period. We estimate the net present value of these savings to us to be between $800 million and $1.2 billion depending upon the discount factor and tax rate assumed.
Note 4 — Unaudited Pro Forma Adjustments
     Unaudited Pro Forma Condensed Combined Balance Sheet
     (A) Adjustment reflects the use of $3,525.3 million of cash on hand and $1,199.7 million of short term investments to fund the acquisition consideration.

     Sources and uses of funds to finance the PBM business acquisition are as follows (in millions):

Sources of funds:
Cash on hand (1)	$3,525.3
Short-term investments (1)	1,199.7

Total sources of funds	$4,725.0

Uses of funds:
Payment to WellPoint	$4,675.0
Transaction costs (2)	50.0

Total uses of funds	$4,725.0

(1)	On June 9, 2009, we completed a $2.5 billion underwritten public offering of senior notes resulting in net proceeds of $2,478.3 million. Additionally, on June 10, 2009, we completed a public offering of 26.45 million shares of common stock, which resulted in net proceeds of $1,569.1 million.

(2)	The costs related to the acquisition are expensed as they are incurred. The amounts estimated to be incurred subsequent to September 30, 2009 include $40 million primarily related to legal, banker and accounting fees and $10 million related to financing costs for the terminated committed credit facility which were contingent upon closing of the acquisition.
     (B) Elimination of the PBM business’ assets and liabilities not acquired
     These adjustments eliminate the PBM business’ assets and liabilities which are not being acquired and are not disclosed elsewhere in these notes. As of September 30, 2009, these were comprised of the PBM business’ current deferred tax assets of $12.6 million, income taxes payable of $5.3 million and non-current deferred tax liability of $54.9 million.
     (C) Property and equipment, net
     Adjustment includes the fair value estimate of the property, plant and equipment being acquired of $42.0 million and removal of certain PBM business assets which are not being acquired.
     (D) Goodwill and intangibles
     The net adjustment to goodwill includes the elimination of the PBM business’ pre-acquisition goodwill balances and is calculated as follows (in millions):

Purchase price allocation to goodwill (Note 3)	$2,486.6
Elimination of pre-acquisition PBM business goodwill	(165.1)

Total adjustment to goodwill	$2,321.5

The net adjustment to other intangible assets, net, is calculated as follows (in millions):

Value assigned to customer contracts and relationships acquired	$1,585.0
Elimination of PBM business pre-acquisition other intangibles	(123.6)

Total adjustment to other intangible assets, net	$1,461.4

     See Note 3 for the estimated purchase price allocation.
     (E) Claims and rebates payable
     This reflects a conforming accounting adjustment for a difference in the PBM business’ contractual arrangements with retail pharmacies from the contractual arrangements we have with retail pharmacies. The corresponding offset was recorded as a related party receivable.

     (F) Equity adjustments
     The historical stockholders’ equity of the PBM business will be eliminated upon the completion of the acquisition. The following is a summary of the adjustment to retained earnings (in millions):

Retained
Earnings
Elimination of the PBM business parent company’s net investment	$(859.2)
Acquisition related transaction fees (See Note (A))	(40.0)
Committed credit facility fees (See Note (A))	(10.0)

Total adjustment to retained earnings	$(909.2)

     Unaudited Pro Forma Condensed Combined Statements of Operations
     (G) Revenues
     A reclassification adjustment was made for the PBM business’ rebates and administrative fees payable to clients to conform to our presentation of these amounts. These were presented as cost of revenues within the PBM business’ historical financial statements. Also, the amortization of the customer contract intangible related to the PBM agreement is being recorded as an offset to revenues. Under existing U.S. GAAP standards, amortization of intangibles that arise in connection with consideration given to a customer by a vendor is characterized as a reduction of revenues. In addition, a reclassification of the PBM business’ investment income from revenues to interest income was made to conform to our presentation.

	Nine Months
	Ended	Fiscal Year Ended
	September 30, 2009	December 31, 2008
Reclassification of rebates and administrative fees payable to clients	$(1,170.5)	$(1,252.7)
Estimated customer contract amortization expense	(85.5)	(114.0)
Reclassification of investment income to interest income	(0.2)	(1.3)

Net adjustment to revenues	$(1,256.2)	$(1,368.0)

     (H) Cost of revenues
     As noted above in section (G) Revenues, an adjustment was made to reclassify the PBM business’ rebates and administrative fees payable to clients to conform to our presentation. Also, an adjustment was made to reclassify the PBM business’ direct costs associated with dispensing prescriptions to conform to our presentation. The prescription dispensing expenses were classified as general and administrative expenses in the PBM business’ historical financial statements. The calculation of the pro forma adjustments to cost of revenues is as follows (in millions):

	Nine Months
	Ended	Fiscal Year Ended
	September 30, 2009	December 31, 2008
Reclassification of rebates and administrative fees payable to clients	$(1,170.5)	$(1,252.7)
Reclassification of direct costs associated with dispensing prescriptions	53.7	69.3
Depreciation expense (See Note (I) Amortization of intangible assets and depreciation expense)	4.4	5.9

Net adjustment to cost of revenues	$(1,112.4)	$(1,177.5)

     (I) Selling, general and administrative expense
     Amortization of intangible assets
     Adjustments have been included to record the estimated net increase in amortization expense for other intangible assets. The incremental amortization expense was calculated using estimated useful lives of 10 and 15 years, which are consistent with the estimated benefit periods, to amortize the estimated value of $1,585.0 million assigned to customer contracts and relationships. A 10% change in the amount allocated to identifiable intangible assets would increase or decrease annual amortization expense by approximately $11.0 million. An increase or decrease in the estimated useful life by one year would increase or decrease annual amortization expense by approximately $8.0 million. As described in Note (G) Revenues, the amortization of the customer contract related to the PBM agreement is being recorded as an offset to revenue in accordance with existing U.S. GAAP standards. The calculation of the incremental amortization expense is as follows (in millions):

	Nine Months
	Ended	Fiscal Year Ended
	September 30, 2009	December 31, 2008
Estimated amortization expense for identifiable intangible assets acquired	$90.4	$120.5
Less: Estimated amortization expense recorded in revenues (See Note (G) Revenues)	(85.5)	(114.0)

Estimated amortization expense recorded in selling, general and administrative expense	4.9	6.5
Less: amortization expense recorded by the PBM business	(5.9)	(8.2)

Net amortization expense adjustment	$(1.0)	$(1.7)

     The amount allocated to identifiable intangible assets and the estimated useful lives are based on preliminary fair value estimates under existing U.S. GAAP standards. The purchase price allocation for identifiable intangible assets is preliminary and was made only for the purpose of presenting the pro forma combined financial information.
     In accordance with existing U.S. GAAP standards, we will finalize the analysis of the fair value of the assets acquired and liabilities assumed resulting from the acquisition for the purpose of allocating the purchase price as soon as practicable. It is possible that the final valuation of identifiable intangible assets could be materially different from our estimates.
     Depreciation expense
     The change in depreciation expense is a result of adjusting the acquired property and equipment to an estimated fair value of $42.0 million based on estimated remaining useful lives ranging from 1 year for computers, 4 to 9 years for furniture, equipment and leasehold improvements and 35 years for a building. There are certain PBM business assets that we are not acquiring from WellPoint. These assets and associated depreciation expense are excluded from the adjusted pro forma financial statements. The calculation of the depreciation expense is as follows (in millions):

	Nine Months
	Ended	Fiscal Year Ended
	September 30, 2009	December 31, 2008
Cost of revenues depreciation expense	$4.4	$5.9

Selling, general and administrative depreciation expense*	2.0	2.6
Less: depreciation expense recorded by the PBM business	(9.7)	(8.5)

Net depreciation adjustment to selling, general and administrative	$(7.7)	$(5.9)

*	Summary of adjustment to selling, general and administrative expense

	Nine Months
	Ended	Fiscal Year Ended
	September 30, 2009	December 31, 2008
Net amortization expense adjustment	$(1.0)	$(1.7)
Net depreciation adjustment	(7.7)	(5.9)
Elimination of transaction costs determined to be non-recurring	(21.3)	—
Reclassification of direct costs associated with dispensing prescriptions to cost of revenues (See Note (H) Cost of revenues)	(53.7)	(69.3)

Net adjustment to selling, general and administrative expense	$(83.7)	$(76.9)

     (J) Interest Expense
     The interest expense adjustment included in the unaudited pro forma condensed combined statement of operations reflects the additional interest expense for the Senior Notes issued on June 9, 2009 in order to fund the acquisition, the amortization of the related deferred financing fees and discount and the elimination of the financing costs incurred for the committed credit facility which is deemed to be non-recurring.

     The adjustment to interest expense is calculated as follows (in millions):

	Nine Months Ended	Fiscal Year Ended
	September 30, 2009	December 31, 2008
Interest expense on the Senior Notes	$65.9	$151.3
Amortization of deferred financing fees and discount on the Senior Notes	1.8	4.1
Elimination of fees incurred for the committed credit facility determined to be non-recurring	(56.3)	—

Net adjustment to interest expense	$11.4	$155.4

     (K) Income taxes
     Adjustments reflect the income tax effect of the pro forma combined income tax provision of 36.9% for the nine months ended September 30, 2009 and 35.9% for the fiscal year ended December 31, 2008, based on applicable federal and state statutory tax rates. The fiscal year ended December 31, 2008 tax rate reflects our non-recurring net tax benefits of $7.7 million.
     (L) Basic and diluted shares
     Reflects the pro forma total number of shares outstanding giving effect to the 26.45 million shares of common stock issued on June 10, 2009 to fund the acquisition.